                                                              Exhibit 23


                Letterhead of Kenny S&P Evaluation Services
                   (a division of J.J. Kenny Co., Inc.)
                            September 19, 1995


Prudential Securities Incorporated
32 Old Slip
Financial Square
New York, NY  10292


                  Re:   National Municipal Trust
                        Post-Effective Amendment No. 1
                        Series 169

Gentlemen:

            We have examined the post-effective Amendment to the Registration Statement File No. 33-53569 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

            In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                              Sincerely,


                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President